UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2005

SONGZAI INTERNATIONAL HOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-66994
(Commission File Number)

43-1932733
(I.R.S. Employer Identification No.)

5237 Farago Ave., Temple City, CA 91780
(Address of Principal Executive Offices) (Zip Code)

(954) 975-5643
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Songzai International Holding Group, Inc., a Nevada corporation (“Songzai”), in connection with the items set forth below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 30, 2005, a Business License was issued by the Heihe Administration for Industry and Commerce of the City of Heihe, Peoples’ Republic of China, to Heilongjiang Tong Gong Coal Mining Co., Ltd., a coal mining subsidiary that is 75% owned by Songzai. The receipt of this important license is the final step in the acquisition by Songzai of the coal mining property formerly known as the Jinchang Coal Mine, which is located near the City of Heihe.

On April 5, 2004, Songzai executed a Purchase and Sale Agreement (the “Agreement”), among Songzai, Songzai Metal Products Co. Ltd., a corporation organized and existing under the laws of the Peoples’ Republic of China, and Hong Wen Li, Chairman of the Board of Directors of Songzai (individually, a "Seller," and collectively, the "Sellers"), with respect to the acquisition of an ownership interest in the Jinchang Coal Mine.

      On September 23, 2004, Songzai completed an exchange transaction by which it issued 400,000 shares of convertible preferred stock, which shares are convertible into 40,000,000 shares of common stock of Songzai, to the Sellers in exchange for 75% ownership of Heilongjiang Tong Gong Coal Mining Co., Ltd., which is the owner and operator of the coal mine.

Inasmuch as Mr. Hong Wen Li, one of the Sellers, and the recipient of the 400,000 shares of convertible preferred stock of Songzai, is an affiliate of Songzai, the Board of Directors of Songzai approved the consummation of the transactions, with Mr. Li abstaining from the vote. In addition, the Board of Directors relied on the report of John T. Boyd Company, Mining and Geological Consultants, dated March 31, 2004, indicating that the coal mining assets owned by the Heilongjiang Tong Gong Coal Mining Co., Ltd. could produce 150,000 tons per year of coal at full production. The current price per ton for coal produced in the region is currently approximately $18. Finally, the Board of Directors of Songzai relied on the legal opinion of the Heilongjiang Jing Wu law firm which stated that (a) Songzai had acquired 75% of the registered capital of Heilongjiang Tong Gong Coal Mining Co., Ltd. under applicable Chinese law in exchange for the issuance of the convertible preferred stock, (b) Heilongjiang Tong Gong Coal Mining Co., Ltd. owns and possesses all legal right, title and interest under applicable Chinese law in and to the coal mining properties, and (c) Heilongjiang Tong Gong Coal Mining Co., Ltd. has all necessary governmental approvals, licenses and permits in order to operate the coal mining properties as a commercial enterprise.

Songzai also reports that as part of the transactions consummated pursuant to the Agreement, Harbin Green Ring Biological Degradation Products Developing Co., Ltd., a corporation organized and existing under the laws of the Peoples’ Republic of China (“Harbin Green”), which is the 25% owner of the registered capital of Heilongjiang Tong Gong Coal Mining Co., Ltd., has transferred a 25% net profits interest in Heilongjiang Tong Gong Coal Mining Co., Ltd. to Songzai pursuant to an assignment agreement which is enforceable under Chinese law according to counsel. Harbin Green is controlled by Mr. Hong Wen Li, an affiliate of Songzai.

As a result of the closing of the transactions contemplated by the Agreement, Songzai has 108,973,748 shares of common stock outstanding as of December 31, 2004 (assuming conversion into common stock of all shares of the newly issued convertible preferred stock), of which 51,056,371 shares, representing 46.9% of Songzai’s outstanding shares on a fully converted basis, are owned by Mr. Hong Wen Li, Chairman of Songzai. In addition, the transactions have resulted in a change in majority ownership of Songzai, by virtue of the 55,286,074 shares of common stock owned by Mr. Hong Wen Li and his brother, Mr. Hong Jun Li, representing 50.7% of Songzai’s outstanding shares of common stock on a fully converted basis. Despite this change in the majority ownership of Songzai, there have not been any changes in the Board of Directors of Songzai since September 23, 2004.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONGZAI INTERNATIONAL HOLDING GROUP, INC.

Date: April 13, 2005	By:	/s/ Hongjun Li
Name: Hongjun Li
Title: President

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